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                                                                       EXHIBIT 4

                           DELL COMPUTER CORPORATION

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION

     Dell Computer Corporation (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

     FIRST: The Board of Directors of the Company (the "Board"), acting by unanimous written consent, dated May 28, 1998, in accordance with the applicable provisions of the DGCL and the Company's Bylaws, did duly adopt resolutions (a) approving the amendment to the Company's Certificate of Incorporation described herein, (b) directing that such amendment be submitted to the stockholders of the Company for consideration at the Company's annual meeting of stockholders held on July 17, 1998 and (c) directing that, upon approval and adoption of such amendment by the stockholders of the Company, this Certificate of Amendment be executed and filed with the Secretary of State of the State of Delaware.

     SECOND: The stockholders of the Company, acting at the Company's annual meeting of stockholders duly called and held on July 17, 1998 in accordance with the applicable provisions of the DGCL and the Company's Bylaws, did duly consent to, approve and adopt such amendment to the Company's Certificate of Incorporation.

     THIRD: The first paragraph of Article Fourth of the Company's Certificate of Incorporation is hereby amended to read in its entirety as follows:

          "FOURTH: The total number of shares of capital stock of the Corporation shall be three billion and five million (3,005,000,000), which shall consist of five million (5,000,000) shares of Preferred Stock, of the par value of $0.01 per share, and three billion (3,000,000,000) shares of Common Stock, of the par value of $0.01 per share".

     Such amendment having been duly adopted in accordance with the provisions of Section 242 of the DGCL and the applicable provisions of the Company's Certificate of Incorporation and Bylaws, the Company has caused this Certificated of Incorporation and Bylaws, the Company has caused this Certificate of Amendment to be executed and attested by its duly authorized officers on July 27, 1998.



                                             DELL COMPUTER CORPORATION


                                             By: /s/ MICHAEL S. DELL
                                                -------------------------------
                                                     Michael S. Dell
                                                     Chairman of the Board and
                                                         Chief Executive Officer


Attest:

/s/ THOMAS H. WELCH, JR.
-----------------------------------
    Thomas H. Welch, Jr.
    Assistant Secretary




                                                        STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                     FILE 10:55 AM 08/12/1998
                                                        981315825 - 2141541